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                                                                    EXHIBIT 99.1

MEDAREX .......news release

             1545 Route 22 East, P.O. Box 953 Annandale, NJ 08801
                     Tel. (908) 713-6001 Fax (908) 713-6002



For Immediate Release    Contact:  Donald L. Drakeman    Kimberly Hofman
                                   President and CEO     Middleberg + Associates
                                   Medarex, Inc.         212-888-6610 ext. 544
                                   908-713-6001          kim@middleberg.com


                     MEDAREX AND NOVARTIS ANNOUNCE WORLDWIDE
                         HuMAb-MOUSE LICENSING AGREEMENT


                        PAYMENTS COULD EXCEED S50 MILLION


Annandale, NJ; November 9, 1998 - Novartis Pharma AG and Medarex, Inc. (NASDAQ:
MEDX) announced today a global licensing arrangement involving Medarex's HuMAb-Mouse(TM) technology. Under the terms of the agreement, Novartis obtains the rights to use the HuMAb-Mouse technology throughout the entire Novartis organization for an unlimited number of targets for up to ten years.

Medarex's HuMAb-Mouse technology produces high affinity fully human antibodies to a target antigen in months. It was originally developed by GenPharm International, Inc., which was acquired by Medarex in 1997. Through its GenPharm subsidiary, Medarex has launched a business creating and developing human antibodies for itself and others, offering a full range of antibody development capabilities, including pre-clinical and clinical manufacturing services.

Initial expectations are that the HuMAb-Mouse technology access fees, license fees and rnilestone payments could exceed $50 million, exclusive of royalties. Novartis will make an initial payment of $2 million, in the form of an equity purchase. An additional $1 million equity investment will be made on the first anniversary of the Agreement. A further $3 million in equity purchases may be made after the initial five year term of the agreement.

Novartis's scientists have already begun use of the HuMAb-Mouse technology and have developed an initial product candidate with an affinity of /1010/.

"Novartis' broad rights to use the HuMAb-Mouse will help both companies maximize the value of this technology," said Donald L. Drakeman, President and CEO of Medarex. "The HuMAb- Mouse technology is attracting attention from companies worldwide."
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"The  availability  of  human  antibodies  overcomes  many  of  the  limitations associated with the use of the currently available antibodies. This partnership will place Novartis in a leading position in this area", said Dr. Paul Herrling, Head of Research at Novartis Pharrna.

The new agreement is Medarex's ninth corporate partnership based on its fully human monoclonal antibody technology. Medarex has ongoing partnerships for the HuMAb-Mouse technology with numerous global pharmaceutical and biotechnology companies, including Bristol Myers Squibb, Centocor, Inc., and Schering AG, Germany. Potential revenues from all nine collaborations including licensing fees, milestone payments and manufacturing revenues exceed $180 million plus royalties on commercial sales.

Novartis is a world leader in Life Sciences with core businesses in Healthcare, Agribusiness and Consumer Health (Self-Medication and Nutrition). In 1997, Novartis Group sales were 31.2 billion Swiss francs, of which 17.0 billion were in Healthcare, 8.3 billion in Agribusiness and 5.9 billion in Consumer Health. The group annually invests more than 3.6 billion Swiss francs in R&D. Headquartered in Basel, Switzerland, Novartis employs about 86,000 people and operates in over 100 countries around the world.

Medarex is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. The Company has developed a broad platform of patented technologies for antibody discovery and development, including the HuMAb-Mouse system for the creation of high-affinity human antibodies; Bispecific antibodies, which enhance and direct the body's own immune system to fight disease; and immunotoxin technology. Medarex has six products in clinical development for the treatment of cancers and leukemia, autoimmune diseases and ophthalmic conditions. For more information about the company visit its web site at ww.medarex.com.

Certain statements in this press release consist of forward-looking statements that involve risks and uncertainties including, but not limited to, uncertainties regarding the receipt of future payments and the continuation of business partnerships. Actual results, events or performance may differ materially.